Exhibit 16

STOCK OPTION AGREEMENT

dated as of May 20, 2018

by and between

CORVEX MANAGEMENT LP

CORVEX MASTER FUND LP and

CORVEX SELECT EQUITY MASTER FUND LP

and

HIGH RIVER LIMITED PARTNERSHIP,

ICAHN PARTNERS LP and

ICAHN PARTNERS MASTER FUND LP

with respect to 2,000,000 shares of

common stock of

ENERGEN CORPORATION

This STOCK OPTION AGREEMENT, dated as of May 20, 2018, is made and entered into by and between HIGH RIVER LIMITED PARTNERSHIP, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP (collectively, the “Icahn Group”), and CORVEX MANAGEMENT LP (“Corvex Management”), CORVEX MASTER FUND LP and CORVEX SELECT EQUITY MASTER FUND LP (collectively, the “Corvex Funds” and together with Corvex Management, “Corvex”). Capitalized terms not otherwise defined herein have the meanings set forth in Article IV.

WHEREAS, the Icahn Group desires to acquire from Corvex an option to acquire 2,000,000 shares of Common Stock, $0.01 par value per share, of Energen Corporation (“Shares”), on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

GRANT OF OPTION, SALE OF SHARES AND CLOSING

1.01 Grant of Option. In consideration of and subject to receipt by Corvex of a payment by the Icahn Group to Corvex of an aggregate of $134,740,000.00 ($67.37 per share, subject to adjustment as per below, the “Purchase Price”), without deduction, holdback or withholding of such amount by the Icahn Group, to be paid to Corvex on or prior to November 18, 2018 by wire transfer of immediately available funds in accordance with the instructions set forth on Schedule A hereto, Corvex hereby grants to the Icahn Group the right and option to purchase 2,000,000 Shares (as adjusted from time to time for any dividends, combinations, splits, recapitalizations and the like affected by the Company that adjusts such Shares occurring after the date hereof) from Corvex (the “Option”). The Icahn Group may exercise the Option at any time from the date hereof through November 18, 2018, by delivery of a notice (the “Exercise Notice”) to Corvex by email to Keith Meister (KMeister@corvexcap.com), with copies to Patrick Dooley (PDooley@corvexcap.com), James Gemmel (JGemmel@corvexcap.com) and Garrett Bembenek (GBembenek@corvexcap.com), at or prior to 3:00 p.m. New York City time on the date of exercise, to be accompanied by a phone call to Patrick Dooley ((212) 474-6735), indicating that such notice has been sent. The Exercise Notice shall contain instructions (i) specifying the number of Shares to be purchased by each individual member of the Icahn Group (and totalling 2,000,000 Shares in the aggregate) and (ii) identifying the account(s) to which such Shares are to be delivered. The Icahn Group shall be entitled to receive, and Corvex shall hold for the benefit of the Icahn Group and deliver to the Icahn Group at the closing contemplated in Section 1.03 (in the case of cash, in accordance with the wire instructions set forth on Schedule A hereto), any and all dividends or other distributions (net of any required withholding tax which is imposed on a foreign Corvex entity) with respect to the Shares (whether payable in cash, securities or other assets) that are issued, paid, or as to which a record date is set while Corvex is a holder of record, on or following the date hereof. Prior to exercise of the Option, Corvex shall retain all incidents of ownership of the Shares, including, without limitation, all voting rights, and Icahn shall not have the right, and shall not, direct the voting of any Shares prior to the exercise of the Option. Icahn shall deliver any documentation, information or forms reasonably requested by Corvex after the date hereof for purposes of Corvex complying with applicable Law in connection with the transactions contemplated by this Agreement (including laws relating to taxes). Neither Corvex nor any of its partners or affiliates shall claim any foreign tax credit for any withholding tax referred to in this Section.

1.02 Purchase and Sale. Corvex Management agrees to cause the Funds to, and the Funds shall, sell to the Icahn Group, and the Icahn Group agrees to purchase from Corvex, those Shares subject to the Exercise Notice at the closing for such Shares as contemplated in Section 1.03 below, on the terms set forth in this Agreement.

1.03 Closing. The Shares to be sold at closing will be delivered by Corvex via DTC-book entry transfers from Corvex to the accounts of the Icahn Group as set forth on Schedule A hereto, against delivery of the purchase price paid in accordance with Section 1.01, above, in transactions to be closed not later than the close of trading on the first NYSE trading day following the date of delivery of the Exercise Notice.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CORVEX

Each member of Corvex severally and jointly only as to itself hereby represents and warrants to the Icahn Group, as of the date hereof and as of the date of each closing, as follows:

2.01 Existence of Corvex. Each member of Corvex is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation. Each member of Corvex has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to sell and transfer (pursuant to this Agreement) the Shares.

2.02 Authority. This Agreement has been duly and validly executed and delivered by Corvex and constitutes a legal, valid and binding obligation of Corvex, enforceable against Corvex in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

2.03 Shares. The Shares are owned beneficially by Corvex free and clear of all Liens (other than Liens (x) arising by operation of applicable securities laws and (y) that the applicable Holder may have created in favor of a prime broker under and in accordance with its prime brokerage agreement with such broker), and at each closing Corvex will transfer to the Icahn Group good and valid title to the Shares purchased thereby, free and clear of all Liens.

2.04 No Conflicts. The execution and delivery by Corvex of this Agreement does not, and the performance by Corvex of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of Corvex or of the funds and accounts under its management; or

(b) conflict with or result in a violation or breach of any term or provision of any Contract, Law or Order applicable to Corvex, the funds and accounts under its management or any of the respective Assets and Properties except for violations or breaches that would not affect Corvex’s ability to consummate the transactions contemplated hereby in any material respect.

2.05 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out on behalf of Corvex directly with the Icahn Group without the intervention of any person on behalf of Corvex in such manner as to give rise to any valid claim by any person against the Icahn Group for a finder’s fee, brokerage commission or similar payment.

2.06 Holdings.

At all times after the execution of this Agreement and prior to November 18, 2018 Corvex shall continue to hold beneficial ownership of the Shares subject to the Option and Corvex shall not sell, or permit the sale of, such Shares.

2.07 Withholding. No withholding from the Purchase Price is required under applicable tax Law.

2.08 Information. Corvex is not in possession of any material nonpublic information regarding Energen Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ICAHN

Each member of the Icahn Group hereby represents and warrants to Corvex as follows:

3.01 Organization of the members of the Icahn Group. Each member of the Icahn Group is duly organized, validly existing and in good standing under the Laws of its jurisdictions of organization or incorporation. Each member of the Icahn Group has full authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, to buy (pursuant to this Agreement) the Shares.

3.02 Authority. This Agreement has been duly and validly executed and delivered by the Icahn Group and constitutes a legal, valid and binding obligation of the Icahn Group, enforceable against the Icahn Group in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.03 No Conflicts. The execution and delivery by the Icahn Group of this Agreement do not, and the performance by the Icahn Group of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of their organizational documents; or

(b) conflict with or result in a violation or breach of any term or provision of any Contract, Law or Order applicable to the Icahn Group or any of their Assets and Properties.

3.04 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Icahn Group directly with Corvex without the intervention of any Person on behalf of the Icahn Group in such manner as to give rise to any valid claim by any Person against Corvex for a finder’s fee, brokerage commission or similar payment.

ARTICLE IV

DEFINITIONS

4.01 Definitions.

(a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

“Agreement” means this Stock Option Agreement, as the same shall be amended from time to time.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Contract” means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract.

“Corvex” has the meaning ascribed to it in the forepart of this Agreement.

“Exercise Notice” has the meaning ascribed to it in Section 1.01 of this Agreement.

“Icahn Group” has the meaning ascribed to it in the forepart of this Agreement.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any governmental or regulatory authority.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Option” has the meaning ascribed to it in Section 1.01 of this Agreement.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory authority.

“Shares” has the meaning ascribed to it in the forepart of this Agreement.

ARTICLE V

MISCELLANEOUS

5.01 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof. Except as set forth herein, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the parties with respect to any securities of Energen Corporation.

5.02 Expenses. Each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

5.03 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

5.04 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

5.05 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

5.06 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

5.07 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

5.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

5.09 Remedies; Forum; Governing Law. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the federal or state courts of the State of New York. Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement; provided, however, that nothing in this Agreement shall prevent a party from raising equitable defenses in any such proceeding. Each party agrees to waive any bonding requirement under any applicable Law in the case any other party seeks to enforce the terms of this Agreement by way of equitable relief. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal or state courts of the State of New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of New York, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

5.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

5.11 Authority of Agent.

Corvex hereby represents and warrants to the Icahn Group that the Icahn Group may deal with and take instructions from, and rely in dealing with and taking instruction from, Corvex Management, in all respects with respect to this Agreement and any matter arising in connection therewith.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

Icahn Group:

HIGH RIVER LIMITED PARTNERSHIP
By:	Hopper Investments, LLC, general partner
By:	Barberry Corp., sole member

By:	/s/Keith Cozza
Name:	Keith Cozza
Title:	Secretary; Treasurer

ICAHN PARTNERS LP

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Chief Operating Officer

ICAHN PARTNERS MASTER FUND LP

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Chief Operating Officer

[Stock Option Agreement re: ENERGEN Shares – May 2018]

Corvex:

CORVEX MANAGEMENT LP

By:	/s/ Keith Meister
Name:	Keith Meister
Title:	Managing Partner

CORVEX MASTER FUND LP

By: Corvex GP LP, its general partner

By:	/s/ Keith Meister
Name:	Keith Meister
Title:	Managing Partner

CORVEX SELECT EQUITY MASTER FUND LP

By: Corvex Select Equity GP LLC, its general partner

By: Corvex GP LP, its sole member

By:	/s/ Keith Meister
Name:	Keith Meister
Title:	Managing Partner

[Stock Option Agreement re: ENERGEN Shares – May 2018]

SCHEDULE A

Corvex’s Wire Instructions:

Fund	Shares Sold	Total Payment Amount
Corvex Master Fund LP	1,443,818	$97,270,018.66
Corvex Select Equity Master Fund LP	556,182	$37,469,981.34

SCHEDULE A

Icahn Group’s DTC Delivery Instructions:

HIGH RIVER LIMITED PARTNERSHIP	400,000 shares

ICAHN PARTNERS LP	948,863 shares

ICAHN PARTNERS MASTER FUND LP	651,137 shares